Exhibit 99.1

Fox Factory Holding Corp. Closes Sport Truck USA Asset Purchase

Company Updates Fiscal Year 2014 Financial Guidance

SCOTTS VALLEY, California – April 1, 2014 – Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today announced the closing of the previously announced Sport Truck USA (“Sport Truck”) asset purchase transaction, effective March 31, 2014. Sport Truck is a full service, globally recognized distributor of aftermarket suspension solutions. Sport Truck primarily designs, markets, and distributes high quality lift kit solutions through its brands, BDS Suspension and Zone Offroad Products.

“We are very excited to have closed the previously announced Sport Truck acquisition and welcome the Sport Truck team to the FOX family,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “We look forward to leveraging our global marketing, engineering, distribution, and supply chain resources to collectively develop next-generation, lifted truck ride dynamics solutions.”

Mr. Enterline continued, “Looking ahead, we are well positioned to build off of our positive momentum and continue to deliver strong results in 2014. We believe industry dynamics continue to favor our product categories in premium mountain bikes and powered vehicles. This, along with a shifting consumer preference toward higher performance products will help fuel our growth long-term.”

FOX acquired the assets of Sport Truck for approximately $43 million including approximately $1 million of estimated closing adjustments. The transaction was financed with debt and includes a potential earn-out opportunity of up to a maximum of $29.3 million payable over the next three years contingent upon the achievement of certain performance-based financial targets. Sport Truck generated approximately $34 million in unaudited net sales and Adjusted EBITDA of approximately $7 million in calendar 2013.

The Company is reaffirming its first quarter guidance previously provided March 11, 2014. The Company expects first quarter fiscal 2014 sales in the range of $53 million to $57 million, earnings per diluted share in the range of $0.07 to $0.10, and non-GAAP adjusted earnings per diluted share in the range of $0.09 to $0.12. The first quarter guidance excludes the after-tax impact of approximately $0.02 per share of transaction costs related to the acquisition of Sport Truck. For the fiscal year 2014 the Company expects sales in the range of $300 million to $320 million, earnings per diluted share in the range of $0.70 to $0.80, and non-GAAP adjusted earnings per diluted share in the range of $0.85 to $0.95 based on 38 to 39 million weighted average diluted shares outstanding. The full year GAAP guidance excludes $0.04 per share of after-tax transaction and related costs associated with the acquisition of Sport Truck.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its operating results and future growth prospects, the Company’s belief that its acquisition of the assets of Sport Truck USA will enhance the Company’s operations. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Katie Turner, ICR

646.277.1228

Katie.turner@icrinc.com